EXHIBIT 99.1

Boston Beer Company Announces CEO Transition

Founder, Brewer and Chairman of the Board Jim Koch to assume CEO role; Michael Spillane to remain on board of directors

BOSTON, August 1, 2025 – The Boston Beer Company (NYSE: SAM) today announced a leadership change effective August 15, 2025. Michael Spillane has decided to step down as CEO to focus on important personal matters. He will remain on the company’s board of directors, on which he has served since 2014, now in the capacity as a non-executive director.

Jim Koch, Boston Beer founder, brewer and chairman of the board, will assume the role of CEO. Koch was previously CEO of Boston Beer from its founding in 1984 until January 2001 and has remained chairman since 1984.

“Michael has been with Boston Beer for nearly 10 years, first as a board member and most recently as CEO for the past year and a half,” said Koch. “He’s given us a steady leadership hand during a dynamic time for our industry, and under his guidance, we delivered one of our most profitable quarters in many years in the second quarter. I appreciate everything Michael has done for us, and we're thrilled he’s going to continue to help shape our strategy as a member of our board of directors. I am confident in the strength of our management team and Boston Beer’s strategic direction and remain committed to delivering long-term value for shareholders.”

“After careful reflection, I’ve decided to take a step back to focus on some important personal matters,” said Spillane. “Since joining Boston Beer, I’ve seen the company revolutionize the craft beer and flavored malt beverage categories. It’s an amazing company with a great future and I look forward to contributing to its success from my seat on the board. I’d like to thank Jim, the board, the executive team, and all of Boston Beer’s coworkers for their friendship and support.”

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer, and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Samuel Adams, Sun Cruiser, Truly Hard Seltzer and Twisted Tea Hard Iced Tea.. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York, and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Contact:

Dave DeCecco

dave.dececco@bostonbeer.com

# # #